Exhibit 10.2.2

RETIREMENT AND GENERAL RELEASE AGREEMENT

This Retirement and General Release Agreement (the “Agreement”) is entered into this 23rd day of January, 2008, by and among Avocent Huntsville Corp. (“Employer”), Avocent Corporation, and John R. Cooper (“Mr. Cooper”) to set forth the terms and conditions of the termination of Mr. Cooper’s employment with Avocent Huntsville Corp. and its affiliates, including without limitation Avocent Corporation.  Avocent Huntsville Corp. and Avocent Corporation are collectively referred to as “Employer” in this Agreement.

1.                                      Termination of Employment; Resignation as Chairman.  Employer and Mr. Cooper hereby agree that, effective at the close of business on March 31, 2008 (the “Effective Date”), Mr. Cooper will resign as a Director and as the Chief Executive Officer and employee of Avocent Corporation and of each of its affiliates, which resignations are hereby accepted by Avocent Corporation on behalf of itself and each affiliate.  Mr. Cooper and Employer agree that Mr. Cooper’s termination of employment shall be deemed a “Termination Other Than For Cause” as defined in Sections 2.4 and 4.2 of that certain Amended and Restated Employment and Noncompetition Agreement among Mr. Cooper, Avocent Huntsville Corp., and Avocent Corporation dated December 13, 2006 (the “Employment Agreement”) and that the benefits described in this Agreement are pursuant to the terms of that Employment Agreement.  Effective immediately, Mr. Cooper hereby resigns as the Chairman of the Board of Directors of Avocent Corporation.

2.                                      Benefits.  Mr. Cooper shall be entitled to receive his current pay ($523,000 per annum) and benefits through March 31, 2008.  Thereafter, in consideration for the release from Mr. Cooper described in Section 8 of this Agreement and in lieu of any other benefits otherwise due to Mr. Cooper under law or by agreement, Employer and Mr. Cooper agree that, subject to compliance by Mr. Cooper with the terms and conditions of the Employment Agreement and this Agreement (including the noncompetition and confidentiality provisions described in Section 11) and in exchange for Mr. Cooper’s signature on this Agreement and on Attachments A and B, Mr. Cooper will:

(a)           On October 2, 2008, receive a lump sum payment of One Million Three Hundred Eighty One Thousand One Hundred Fifty-Three Dollars and Seventy Cents ($1,381,153.70), less required withholding and deductions (including without limitation amounts determined by Employer as the employee-paid premium for the health plan coverage described in Section 2(d) below).

(b)           Be able to exercise the following vested options to purchase Avocent Corporation shares on or before the following specified exercise dates under the terms and conditions of the various stock option plans of Avocent Corporation and its affiliates under which Mr. Cooper has previously been granted options:

Grant Date	Exercise Date	Shares	Exercise Price
9/18/00	9/17/2010	40,000	$52.4375
2/22/02	9/30/2010	130,000	$21.5600
3/7/03	9/30/2010	112,500	$27.2500
2/5/04	9/30/2010	75,000	$40.9800
6/30/05	9/30/2010	28,000	$26.1400

Mr. Cooper acknowledges that he must exercise all vested options by the Exercise Dates set forth above under the terms and conditions specified in the stock option plans of Avocent Corporation and its affiliates or these options will terminate and expire.

(c)           On the Effective Date, vest in the following unvested restricted stock units and earned performance shares, and on such date and on the subsequent delivery date, the minimum statutorily required federal, state, and local withholding taxes with respect to such restricted stock units and earned performance shares will be paid by reducing the number of vested restricted stock units (which are payable in Avocent shares) and earned performance shares actually delivered to Mr. Cooper, which such shares shall be delivered to Mr. Cooper with any restrictive legends required by the applicable securities laws and regulations on October 2, 2008:

Unvested

2006 Awards
2 year RSUs	0
3 year RSUs	8,602
Earned Performance Shares	6,366
2006 Total	14,968

2007 Awards
3 year RSUs	17,205
Earned Performance Shares	0
2007 Total	17,205

TOTAL	32,173

(d)           Through March 31, 2010, be eligible for employee and dependent coverage under Employer’s medical (including annual visits to the Cooper Clinic), dental, Section 125 medical reimbursement, and supplemental long-term disability plans in which Mr. Cooper is a participant to the same extent as available to him prior to the Effective Date.

Mr. Cooper further acknowledges and agrees that the benefits in this Section 2 include payment for all his wages and accrued but unused vacation, personal, sick leave, and other paid-time off through March 31, 2008, and Mr. Cooper also acknowledges that he will not accrue any additional vacation or be eligible for any other incentive, bonus, or commission payments from Employer for 2007 or 2008 (except amounts previously paid to him and any matching 401(k) contribution that Employer makes on behalf of all eligible employees for compensation in 2008).

3.             Duties.  Mr. Cooper agrees that, from the date of this Agreement through the Effective Date he will actively assist the Board of Directors of Avocent Corporation in assuring an orderly transition of his executive and management responsibilities, and thereafter, he will be reasonably available upon advance notice to confer and consult with Employer on matters with which he is familiar.

4.             Performance of Duties, Pay.  Mr. Cooper acknowledges that he will be entitled to receive the consideration specified in Section 2 of this Agreement only if (i) at the time any such consideration is payable, he is not in material breach of this Agreement (including the obligation to provide the services described in Section 3 of this Agreement and the confidentiality and noncompetition obligations described in his Employment Agreement and in Section 11 this Agreement), and (ii) he signs and returns Attachment A confirming that he does not revoke the Agreement, and provided that Attachment A is signed not fewer than eight (8) calendar days after Mr. Cooper signs this Agreement.  Mr. Cooper also understands and agrees that, as an additional condition to receiving or retaining the consideration (including any Avocent shares received on the acceleration of the vesting of restricted stock units or performance shares) provided for in Section 2 of this Agreement, Mr. Cooper must execute and return to Employer the Confirmation of Retirement and General Release Agreement attached as Attachment B, which may not be signed any earlier than April 1, 2008.

5.             Medical Insurance.  Pursuant to his rights under the federal COBRA statute and regulations and subject to the conditions of COBRA, Mr. Cooper and his eligible dependents will have the opportunity to continue group medical insurance through Employer after March 31, 2010, for a period of eighteen (18) months at his expense.

6.             Return of Property.  Mr. Cooper will not have an office at Employer after the Effective Date.  On the Effective Date, he agrees to return all other Employer property in his possession or under his control, including, but not limited to, files, documents of any kind, notebooks, lab books, laptop computer, cell phone, credit cards, keys and access cards to Employer, including all copies of Employer information in any form or media, and not to delete any Employer information which may be contained on any Employer computers or on electronic media prior to returning such items to the Employer.

7.             Covenant Not to Sue.  Mr. Cooper represents that he has not filed any complaints, charges, or lawsuits against Employer, or any of their affiliates, and Mr. Cooper agrees that he will not do so at any time hereafter other than to enforce the terms of this Agreement.  Employer represents that it has not filed any complaints, charges, or lawsuits against

Mr. Cooper and that, on the date of this Agreement, the members of Avocent Corporation’s Board of Directors have no actual knowledge of any basis for doing so.

8.             Complete Release.  In consideration for the continuation of employment through the Effective Date, the payment of benefits to Mr. Cooper, and other benefits set forth in this Agreement, John R. Cooper, on behalf of himself, his marital community, and his and their heirs, successors, and assigns, releases and discharges Avocent Corporation, Avocent Huntsville Corp, and their affiliated and predecessor corporations, their employee benefit plans, their current and former directors, officers, agents, employees, and attorneys, and each of their respective successors and assigns (the “Released Parties”), from any and all claims, charges, causes of action, and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Mr. Cooper’s employment with Employer and their affiliates or the termination of his employment relationship with Employer and their affiliates arising prior to the date of this Agreement.

For the purposes of implementing a full and complete release and discharge of Avocent Huntsville Corp., Avocent Corporation, their affiliates, and the other Released Parties, and each of them, Mr. Cooper expressly acknowledges that this Retirement and General Release Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

This Release specifically includes but is not limited to rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, The Americans with Disabilities Act, any state (including Alabama) antidiscrimination act or laws, The Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

9.             Voluntary Agreement; Full Understanding; Revocation Right; Advice of Counsel.  Mr. Cooper  specifically agrees and acknowledges:  (A) that his waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he understands the terms of this Agreement; (C) that he has been advised in writing by the Employer to consult with an attorney prior to executing this Agreement; (D) that the Employer has given him a period of up to twenty-one (21) days within which to consider this Agreement; (E) that, following execution of this Agreement he has seven (7) days in which to revoke his signature on this Agreement by providing the General Counsel of the Employer written notice of such revocation within such 7-day time period; and (F) nothing in this Agreement shall be construed to prohibit Mr. Cooper from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the

Equal Employment Opportunity Commission.  Employee further specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day consideration period. Mr. Cooper also acknowledges that he has been given full opportunity to review and negotiate this Agreement, and that he executes this Agreement only after full reflection and analysis.

10.          Nonadmission.  This Retirement and General Release Agreement shall not be construed as an admission of wrongdoing by Employer (or any of their affiliates) or by Mr. Cooper.

11.          Confidentiality and Noncompetition Obligations.

(a)           Mr. Cooper acknowledges that current proprietary information and confidentiality agreements between him and Avocent Huntsville Corp. (formerly known as Cybex Computer Products Corporations) and between him and Avocent Corporation (the “Confidentiality Agreements”) and Section 5 of his Employment Agreement remain in full force and effect.  Mr.  Cooper further acknowledges that under Section 5 of his Employment Agreement, Mr. Cooper has agreed that for a period of thirty-six (36) months thereafter, the Employee will not, without Avocent Corporation’s prior written consent, directly or indirectly:

“(a)         either alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity world wide which is substantially similar to or in direct competition with any of the business activities of or services provided by Employer or Avocent at such time.  Notwithstanding the foregoing, the ownership by the Employee of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on The Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this Section 5; or

(b)           solicit, in any way encourage, take away, or engage in business with customers of Employer or Avocent (or any current or future parent, affiliate, or subsidiary of any of them) for his own benefit in a manner competitive with the business of Employer or Avocent or for the benefit of any person competing with the business of Employer or Avocent worldwide; or

(c)           solicit, in any way encourage, take away, or employ present or future employees or present or future consultants of Employer or Avocent (or employees or consultants of any current or future parent, affiliate or subsidiary of any of them) for his own benefit or for the benefit of any other person.”

Mr. Cooper hereby reaffirm his confidentiality and noncompetition obligations under the terms and conditions specified in his Confidentiality Agreements and Employment Agreement.

(b)           The parties agree to keep the terms of this Agreement confidential, and not to disclose them to anyone other than their respective accountants, attorneys, tax authorities and other agents with a need to know and, in the case of Mr. Cooper, his immediate family.  Notwithstanding the foregoing, Avocent may disclose the terms of this Agreement and file it with the Securities and Exchange Commission (“SEC”) to the extent necessary to comply with applicable laws, rules, and regulations, in particular those of the SEC.  After any such filing with the SEC, the terms so disclosed shall no longer be subject to the confidentiality obligations of this Section 11.  Mr. Cooper also agrees to keep confidential any proprietary or confidential information he has regarding Avocent and its affiliates which he has obtained during his employment with Employer, and not to disclose any such information without the prior written approval of Employer.  Notwithstanding the foregoing, Mr. Cooper and Employer agree and acknowledge that Employer will issue a press release (the “Press Release”), and may engage in communications with shareholders and analysts, relating to Mr. Cooper’s resignation.  Mr. Cooper and Employer agree to cooperate in the preparation of the Press Release and in communications with shareholders and analysts.  Mr. Cooper and Employer agree that any conversations with shareholders and analysts will not be inconsistent with the Press Release.  Mr. Cooper agrees that he will not convey to shareholders or analysts any proprietary or confidential information of Avocent or its affiliates

12.          Applicable Law.  This Agreement shall be interpreted in accordance with the laws of the State of Alabama.  Language in this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

13.          Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) one business day after the business day of deposit with Federal Express, UPS, DHL, or similar overnight courier, freight prepaid or (b) one business day after the business day of facsimile or electronic transmission (including by email), if delivered by facsimile or electronic transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Mr. Cooper, at his address as set forth beneath his signature to this Agreement, and (ii) if to Avocent (attention:  Mr. Edwin L. Harper, Chairman), 4991 Corporate Drive, Huntsville, Alabama 35805 with a copy to Avocent (attention:  Samuel F. Saracino, General Counsel), 9911 Willows Road N.E., Redmond, Washington 98052, or at such other address as a party may designate by three days’ advance written notice to the other party pursuant to the provisions above.

14.          Arbitration.  Any and all disputes arising out of or relating to the interpretation or application of this Agreement or the breach thereof shall be resolved by arbitration in Huntsville, Alabama, using a single arbitrator, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The award shall be in writing.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In the event it is necessary for either party to commence arbitration in connection with this Agreement or its breach, the prevailing party in such arbitration shall be entitled to reimbursement for its reasonable costs and attorneys’ fees incurred.

15.          Severability.  If any portion of this Agreement is held to be invalid or unenforceable for any reason, the remaining covenants shall remain in full force and effect to the maximum extent permitted by law.

16.          Entire Agreement. This Agreement, along with the Employment Agreement, the Confidentiality Agreements and the Employer’s various benefit plan documents, constitutes the entire agreement of the parties with respect to the matters covered in this Agreement and supersedes any previous agreements, whether written or oral. Mr. Cooper warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written.  Any modification of this Agreement must be made in writing and be signed by Mr. Cooper and the Employer.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

AVOCENT HUNTSVILLE CORP.

By:	/s/ Doyle C. Weeks
Its:	President

AVOCENT CORPORATION:

By:	/s/ Doyle C. Weeks
Its:	President

EMPLOYEE:

/s/ John R. Cooper
John R. Cooper

ATTACHMENT A

STATEMENT OF NON-REVOCATION

AS OF THE DATE SHOWN ON THIS FORM

By signing below, I hereby verify that I have chosen not to revoke my agreement to and execution of the Retirement and General Release Agreement.  My signature confirms my renewed agreement to the terms of that Agreement, including the release, waiver, and discharge of Avocent Corporation, Avocent Huntsville Corp., and their affiliated and predecessor corporations, their employee benefit plans, their current and former directors, officers, agents, employees, and attorneys, and each of their respective successors and assigns from any and all claims relating to my employment with Avocent Corporation, Avocent Huntsville Corp., and their affiliates and/or the termination of that employment.

John R. Cooper	Date

*DO NOT SIGN, DATE OR RETURN THIS DOCUMENT UNTIL EIGHT (8) DAYS AFTER YOU SIGN THE RETIREMENT AND GENERAL RELEASE AGREEMENT.

ATTACHMENT B

CONFIRMATION OF RETIREMENT AND GENERAL RELEASE

By signing below, I hereby acknowledge and confirm my agreement to all the terms of the Resignation and General Release Agreement (“Agreement”).  I also agree that, as of the date I sign this document, I release and waive any and all additional employment claims (e.g., statutory employment claims, wrongful discharge types of claims or related claims, breach of employment contract types of claims, but not claims for breach of the Agreement itself) I may have against Avocent Huntsville Corp., Avocent Corporation, their affiliated and predecessor corporations, their employee benefit plans, their current and former directors, officers, agents, employees, and attorneys, and each of their respective successors and assigns relating to my employment with Avocent Corporation, Avocent Huntsville Corp., and their affiliates and/or the termination of that employment which I would not have but for my being an employee of Avocent Corporation, Avocent Huntsville Corp., and their affiliates since the time I signed the Agreement, as well as releasing and waiving any and all other claims referenced in Section 8 of the Agreement to the extent permitted by law.

John R. Cooper	Date*

*DO NOT SIGN, DATE OR RETURN THIS DOCUMENT

BEFORE APRIL 1, 2008